Exhibit 99

Contact Information:
Media
David Ewald
651-290-6276 (o)
612-490-2650 (c)

Investors
Bob Vold
651-325-4629 (o)
952-486-2835 (c)

Gander Mountain Reports First Quarter 2008 Results

ST. PAUL, Minn., June 3, 2008 — Gander Mountain Company (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, boating, camping, marine and outdoor lifestyle products and services, today reported sales of $207.7 million for the quarter ended May 3, 2008, an increase of 18.2 percent over the prior year period.  Comparable store sales decreased 6.7 percent in the first quarter. The 2008 period includes $19.7 million in direct marketing revenue due to the acquisition of Overton’s in December 2007.

Net loss for the first quarter was $24.4 million, or $1.02 per share, compared to a net loss of $22.8 million, or $1.14 per share, in the first quarter of fiscal 2007.  Per share information for the most recent quarter reflects the issuance of an additional 4,067,797 shares of common stock in December 2007, the proceeds of which were used to partially fund the Overton’s acquisition.

“As anticipated, first quarter results in our seasonally-smallest quarter reflect continuing economic pressure, both in the broad economy and particularly with the purchase of discretionary items.  Overall, conditions eased in the first quarter of 2008 from late 2007 and our results were in line with our expectations,” said Mark Baker, president and CEO.

“We have taken a conservative approach to new store openings.  We have completed our 2008 opening program while increasing our emphasis on southern stores,” said Baker.  “In the second quarter of fiscal 2008, we expect to benefit from the positive impact of Overton’s peak marine business.  The combination of cost-saving initiatives, growth in direct marketing, fewer store openings and other strategic sales initiatives will position Gander Mountain for improved performance in fiscal 2008.”

First Quarter Financials and Store Activity:

•              Gross profit increased 24.1 percent to $42.0 million for the first quarter.  As a percent of sales, gross profit increased 96 basis points to 20.2 percent, due primarily to improvement in business mix relating to higher margin direct sales.

•              Gander Mountain has completed its 2008 new store opening program by opening stores in Palm Beach Gardens and Ocala, Florida and Roanoke, Virginia.  The company also opened stores in Eau Claire and Madison, Wisconsin replacing smaller older stores and incurred related store closing costs of $776,000 for the quarter.

•              Selling, general and administrative expenses (SG&A) for the first quarter increased 14.1 percent to $59.0 million, driven by operational expenses related to Overton’s. As a percent of sales, SG&A decreased 100 basis points to 28.4 percent due to expense control.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time. The conference call will be Webcast from http://www.GanderMountain.com. To register for the event, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived Webcast will be available shortly after the conclusion of the call, and remain available on http://www.GanderMountain.com for approximately 90 days. The transcript will be posted on the site as well.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, boating, camping, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, boat, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 115 conveniently located Gander Mountain outdoor lifestyle stores in 23 states.  For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.  Gander Mountain is also the parent company of Overton’s (http://www.overtons.com), a leading catalog and Internet-based retailer of products for boating and other water sports enthusiasts.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2007 and other required reports, as filed with the SEC, which are available at http://www.GanderMountain.com and at the SEC’s website at http://www.sec.gov.

Gander Mountain Company

Consolidated Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended
	May 3,	May 5,
	2008	2007
Sales	$207,662	$175,749
Cost of goods sold	165,633	141,872
Gross profit	42,029	33,877
Operating expenses:
Selling, general and administrative expenses	58,957	51,668
Exit costs, impairment and other charges	776	334
Pre-opening expenses	1,627	730
Loss from operations	(19,331)	(18,855)
Interest expense, net	4,842	3,976
Loss before income taxes	(24,173)	(22,831)
Income tax provision	272	—
Net loss	$(24,445)	$(22,831)

Basic and diluted loss per common share	$(1.02)	$(1.14)

Weighted average common shares outstanding	24,051	20,089

Gander Mountain Company

Consolidated Balance Sheets

(In thousands)

	May 3,	February 2,
	2008	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,040	$2,622
Accounts receivable	17,910	10,992
Income taxes receivable	479	486
Inventories	426,001	403,683
Prepaids and other current assets	22,147	15,987
Total current assets	470,577	433,770
Property and equipment, net	170,750	168,685
Goodwill	48,970	48,803
Acquired intangible assets, net	24,843	25,098
Other assets, net	3,466	3,576
Total assets	$718,606	$679,932

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$274,038	$246,013
Accounts payable	112,477	72,563
Accrued and other current liabilities	55,261	60,606
Current maturities of long term debt	9,334	8,247
Total current liabilities	451,110	387,429

Long term debt	63,062	64,173
Deferred income taxes	7,247	7,113
Other long term liabilities	27,414	27,397

Shareholders’ equity:
Preferred stock ($.01 par value, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 24,051,941 and 24,049,064 shares issued and outstanding)	241	241
Additional paid-in-capital	277,508	277,110
Accumulated deficit	(107,976)	(83,531)
Total shareholders’ equity	169,773	193,820
Total liabilities and shareholders’ equity	$718,606	$679,932

Gander Mountain Company

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	13 Weeks Ended
	May 3,	May 5,
	2008	2007
Operating activities
Net loss	$(24,445)	$(22,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,010	6,202
Exit costs, impairment and other charges	605	—
Stock-based compensation expense	381	393
(Gain)/ loss on disposal of assets	(6)	34
Change in operating assets and liabilities:
Accounts receivable	(6,911)	(5,246)
Inventories	(22,318)	(44,180)
Prepaids and other current assets	(6,159)	(895)
Other assets	(40)	(174)
Accounts payable and other liabilities	32,259	19,566
Deferred income taxes	134	—
Net cash used in operating activities	(18,490)	(47,131)
Investing activities
Purchases of property and equipment	(6,460)	(8,851)
Adjustments to purchase price allocation	(167)	—
Proceeds from sale of assets	10	—
Net cash used in investing activities	(6,617)	(8,851)
Financing activities
Borrowings under credit facility	28,025	55,120
Proceeds from exercise of stock options and employee stock purchases	17	1,501
Reductions in long term debt	(1,517)	(617)
Net cash provided by financing activities	26,525	56,004

Net increase in cash	1,418	22
Cash, beginning of period	2,622	1,342
Cash, end of period	$4,040	$1,364

Non-cash investing activities: During the first quarter of fiscal 2008, the Company acquired equipment totaling approximately $1.5 million that was financed through capital leases. Such amounts are excluded from Purchases of property and equipment in this statement of cash flows.